EXHIBIT 6.6

FIFTH AMENDMENT TO LOAN DOCUMENTS AND WAIVER

THIS FIFTH AMENDMENT TO LOAN DOCUMENTS AND WAIVER (this “Agreement”) is entered into as of June 29, 2023 (the “Effective Date”), by and between IRON BRIDGE MORTGAGE FUND, LLC, an Oregon limited liability company (“Borrower”), on the one hand, and UMPQUA BANK, an Oregon state-chartered bank (“Lender”), on the other hand.

RECITALS

1.

Lender heretofore extended to Borrower a revolving line of credit in the original maximum principal amount of Forty Million and No/100 Dollars ($40,000,000.00) (the “Loan” or “Revolving Line of Credit”), which Revolving Line of Credit is evidenced by, without limitation, that certain Promissory Note dated as of May 7, 2021, executed by Borrower in favor of Lender (together with any and all amendments thereto or modifications thereof, the “Note”).

2.

In connection with the Loan, Borrower also executed and delivered to and in favor of Lender that certain Business Loan and Security Agreement (Revolving Line of Credit) dated May 7, 2021 (together with any and all amendments thereto or modifications thereof, the “Loan Agreement”), pursuant to which, among other things, Borrower granted to Lender a security interest in the Collateral (as defined in the Loan Agreement) to secure Borrower’s obligations to Lender in connection with the Loan.

3.

Lender perfected its interest in and to the Collateral by causing to be filed a UCC-1 financing statement with the Oregon Secretary of State on July 26, 2021 as Filing No. 92877891 (the “UCC Financing Statement”). Lender’s security interest in the Collateral is first in priority and duly perfected under applicable Law.

4.

The Loan Agreement and Note were previously amended pursuant to that certain First Amendment to Loan Documents dated August 10, 2021 (the “First Amendment”) executed by Borrower and Lender, whereby, among other things, the Credit Limit (as defined in the Loan Agreement) of the Revolving Line of Credit was increased to $50,000,000.00.

5.

The Loan Agreement and Note were previously amended pursuant to that certain Second Amendment to Loan Documents dated January 28, 2022 (the “Second Amendment”) executed by Borrower and Lender, whereby, among other things, the Credit Limit of the Revolving Line of Credit was increased to $60,000,000.00.

6.

The Loan Agreement and Note were previously amended pursuant to that certain Third Amendment to Loan Documents dated June 8, 2022 (the “Third Amendment”) executed by Borrower and Lender, whereby, among other things, the Credit Limit of the Revolving Line of Credit was increased to $75,000,000.00, and the Maturity Date (as defined in the Loan Agreement) of the Revolving Line of Credit was extended to May 5, 2024.

7.

The Note was previously amended pursuant to that certain Fourth Amendment to Loan Documents dated February 16, 2023 (the “Fourth Amendment”) executed by Borrower and Lender, whereby, among other things, a temporary interest rate ceiling was provided.

8.

The Loan Agreement, Note, UCC Financing Statement, First Amendment, Second Amendment, Third Amendment, Fourth Amendment, and all other assignments, agreements, instruments and other documents executed by Borrower in connection with the Revolving Line of Credit shall at times hereinafter be referred to collectively as the “Loan Documents.”

9.

Pursuant to Section 6.5.7 of Schedule 6.5 attached to the Loan Agreement, Borrower is required to deliver to Lender a bi-monthly portfolio loan tape covering all Collateral Loans. However, Lender inadvertently modified this provision in the Third Amendment and did not intend for Borrower to provide such portfolio loan tape on a bi-monthly basis, and Borrower failed to deliver such portfolio loan tape for the periods ending October 15, 2022, November 15, 2022, December 15, 2022, January 15, 2023, February 15, 2023, March 15, 2023, April 15, 2023, and May 15, 2023 (the “Loan Tape Reporting Failure”).

10.

Pursuant to Section 6.5.12 of Schedule 6.5 attached to the Loan Agreement, Borrower is required to deliver to Lender, following the end of each calendar quarter, a compliance certificate in form and content satisfactory to Lender certifying its compliance with the financial covenants set forth in Schedule 6.18 of the Loan Agreement. However, Borrower has failed to deliver the compliance certificate for the calendar quarters ending on June 30, 2022, September 30, 2022, and December 31, 2022 (the “Compliance Certificate Reporting Failure”, and together with the Loan Tape Reporting Failure, collectively, the “Reporting Failures”).

11.

Borrower has requested that Lender amend the Loan Documents to, among other things, (i) waive the Reporting Failures, (ii) extend the maturity date of the Revolving Line of Credit to May 5, 2025, (ii) reduce the Credit Limit of the Revolving Line of Credit to $60,000,000.00, (iii) modify certain financial reporting requirements applicable to the Borrower, and (iv) extend the previously provided temporary interest rate ceiling applicable to the Note. Lender is willing to agree to said requests subject to the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto do hereby agree as follows:

1. Recitals; Defined Terms.

The recitals are incorporated herein by this reference as are all exhibits. Borrower agrees and acknowledges that the factual information recited above is true and correct. Except as may be otherwise expressly defined in this Agreement, all terms used in this Agreement beginning with a capital letter shall have the meanings ascribed to them in the Loan Agreement.

2. Borrower Acknowledgments as to Obligations and Other Matters.

a. Borrower acknowledges, confirms and agrees that as of June 23, 2023, the total outstanding principal balance of the Note is $39,425,323.42, plus accrued and unpaid interest thereon.

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b. Borrower specifically acknowledges, confirms and agrees that they do not have any valid offset or defense to the obligations, indebtedness and liability under the Loan Documents.

3. Reaffirmation of Obligations.

This Agreement is, in part, a reaffirmation of the obligations, indebtedness and liability of Borrower to Lender as evidenced by the Loan Agreement and the other Loan Documents. Therefore, Borrower represents, warrants, acknowledges and agrees that, except as specified herein, all of the terms and conditions of the Loan Documents are and shall remain in full force and effect, without waiver or modification of any kind whatsoever, and are ratified and confirmed in all respects.

4. Waiver of Reporting Failures.

Subject to the satisfaction of all conditions precedent to this Agreement (including, without limitation, those conditions set forth in Section 11, below), Lender hereby waives the Reporting Failures. The waiver granted herein is expressly limited to the Reporting Failures and shall not be deemed to be, nor shall it constitute a waiver of Borrower's obligation to satisfy the financial reporting requirements set forth in the Loan Documents for any other period of time, or a waiver of any other condition, term or provision now existing or hereafter arising under the Loan Documents, or of Lender's right to insist upon strict compliance with each and every term, condition and provision of the Loan Documents.

5. Decrease of Credit Limit.

a. The maximum principal amount of the Credit Limit shall be decreased from $75,000,000.00 to $60,000,000.00. The Revolving Line of Credit, as so decreased, shall be disbursed and otherwise administered in accordance with and subject to the terms of the Loan Agreement and other Loan Documents.

b. Any and all references in the Loan Agreement, the Note, and the other Loan Documents to the Credit Limit and/or the maximum amount of the Revolving Line of Credit of “Seventy-Five Million and No/100 Dollars ($75,000,000.00)” and “$75,000,000.00” shall be replaced with “Sixty Million and No/100 Dollars ($60,000,000.00)” and “$60,000,000.00”.

6. Amendments to Loan Agreement.

a. The definition of "Initial Maturity Date" in Section 1 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“’Initial Maturity Date’ means May 5, 2025, or earlier acceleration upon the terms and conditions set forth in the Note.”

b. The definition of “Commitment Term” in Section 1 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

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“’Commitment Term’ means that period during which Loan Proceeds may be disbursed under this Agreement, which is a period commencing on the date of this Agreement and expiring on the Initial Maturity Date, subject to extension pursuant to Section 4.12 of this Agreement.”

c. Section 4.12 of the Loan Agreement entitled “Extension Option” is hereby deleted in its entirety and replaced with the following:

“4.12 Extension Option. If the Maturity Date is not extended pursuant to a written agreement by Borrower and Lender on or before November 5, 2024, then Borrower shall have the option to extend the Maturity Date by an additional six (6) month period upon Borrower’s satisfaction of the following conditions: (i) no Event of Default (or event which, with the giving of notice or the passage of time, or both, would become an Event of Default) exists under any of the Loan Documents, (ii) Borrower makes a written request to Lender for an extension not less than ninety (90) days or before the Maturity Date, (iii) Borrower pays an extension fee in the amount of $56,250.00 to Lender, (iv) Borrower has not executed any other extension with Lender of the Maturity Date, (v) Borrower executes and delivers to Lender such documents and instruments reasonably required by Lender to evidence such extension, and (vi) Borrower reimburses Lender for any fees and costs incurred by Lender in the granting and documenting of any such extension.”

d. Section 6.5.7 of Schedule 6.5 to the Loan Agreement hereby deleted in its entirety and replaced with the following:

“6.5.7 [Reserved];

e. Schedule 6.5 of the Loan Agreement is deleted in its entirety and replaced with the Schedule 6.5 in Exhibit “A” attached hereto and incorporated herein by this reference.

f. A new Exhibit “I” is hereby added to the Loan Agreement in the same form and content as set forth in Exhibit “B” attached hereto and incorporated herein by this reference.

7. Amendments to Note.

a. The definition of "Maturity Date" in Section 1 of the Note is hereby deleted in its entirety and replaced with the following:

“’Maturity Date’ means May 5, 2025.”

b. Section 2.1(a) of the Note is hereby deleted in its entirety and replaced with the following:

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“(a) Subject to Section 7 (relating to the Default Interest Rate), the outstanding principal balance of this Note shall bear interest at a variable rate per annum equal to the greater of (i) four percent (4.00%) or (ii) two and eight tenths of one percent (2.80%) in excess of the Index, as the same may change from time to time; provided, however, the applicable Note Rate hereunder shall not exceed the Temporary Interest Rate Ceiling from January 5, 2023 through January 4, 2024, and, for the avoidance of doubt, the Temporary Interest Rate Ceiling shall expire on January 5, 2024 and no longer be applicable to the Note Rate on and after such date. The Note Rate shall be adjusted with each change in the Index and changes to the Note Rate shall be effective as and when any adjustment in the Index occurs. The Note Rate is subject to increase pursuant to Section 6.16 of the Loan Agreement. The Index is not necessarily the lowest rate charged by Lender on its loans. Lender will tell Borrower the current publication source used upon Borrower’s request. The interest rate change will not occur more often than once each month. Borrower understands that Lender may make loans based on other rates as well. Interest on the unpaid principal balance of this Note will be calculated as described in Section 2.2 of this Note. NOTICE: Under no circumstances will the interest rate on this Note be more than the maximum rate allowed by Applicable Law. The effective rate of any change in the Index will be the rate which appears the day which is two U.S. Government Securities Business Days preceding the date of change.”

8. Agreement as a Loan Document.

From and after the Effective Date of this Agreement, this Agreement and any other documents and instruments executed in connection herewith shall each constitute one of the “Loan Documents.”

9. Effective Date of Agreement.

This Agreement and the amendments provided for herein shall be effective as of the Effective Date, subject to the timely and complete satisfaction of each and all of the conditions precedent set forth in Section 11 of this Agreement.

10. Borrower’s Representations and Warranties.

Borrower hereby represents and warrants to Lender and covenant and agree with Lender as follows:

a. Borrower has full legal right, power and authority to enter into and perform this Agreement. The execution and delivery of this Agreement by Borrower and the consummation by Borrower of the transactions contemplated hereby have been duly authorized by all necessary action by or on behalf of Borrower. This Agreement is a valid and binding obligation of Borrower enforceable against Borrower in accordance with its terms, except as enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization or other similar laws relating to or affecting the enforcement of creditors' rights and (ii) by general principles of equity.

b. Neither the execution and delivery of this Agreement by Borrower, nor the consummation by Borrower of the transactions contemplated hereby, conflicts with or constitutes a violation or a default under any material Law applicable to Borrower, or any contract, commitment, agreement, arrangement or restriction of any kind to which Borrower is a party, by which Borrower is bound or to which any of Borrower’s property or assets is subject.

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c. There are no actions, suits, or proceedings pending, or threatened in writing, against or affecting the Borrower, or involving the validity or enforceability of any of the Loan Documents, except actions, suits, and proceedings that are fully covered by insurance or which, if adversely determined, would not substantially impair the ability of Borrower to perform its obligations under the Loan Documents, and Borrower is not in default with respect to any material order, writ, injunction, decree or demand of any court or any Governmental Agency.

d. Borrower hereby reaffirms and confirms that the representations and warranties of Borrower contained in the Loan Documents are true, correct and complete in all material respects as of the date of this Agreement (without duplication of any materiality qualifiers).

e. Borrower is in full and complete compliance with the terms, covenants, provisions and conditions of the Loan Agreement, the Note and the other Loan Documents to which they are a party.

All covenants, representations and warranties of Borrower herein are incorporated by reference and hereby made a part of the Loan Agreement.

11. Conditions Precedent to Effectiveness of Agreement.

The effectiveness of this Agreement shall be expressly conditioned upon the following having occurred or Lender having received all of the following on or before July 7, 2023, in form and content satisfactory to Lender and its counsel, in its or their reasonable discretion, and suitable for filing or recording, as the case may be, as required:

a. This Agreement, fully executed by Borrower;

b. Borrower shall pay to Lender its annual Loan Fee assessed pursuant to the terms and conditions of the Loan Agreement for the annual period beginning May 5, 2023 and ending May 5, 2024 in the amount of $112,500.00, which fee shall be deemed fully earned by Lender and non-refundable to Borrower upon receipt; and

c. Payment of the fees and costs of Lender in connection with the preparation, negotiation, administration and execution of this Agreement including, but not limited to, attorneys’ fees, and other costs and fees of other professionals retained by Lender.

12. General Release of Lender.

a. Except as to the obligations imposed upon Lender, as provided herein, Borrower on behalf of itself, its respective successors and assigns, and each of them, does hereby forever relieve, release, acquit and discharge Lender and its predecessors, successors and assigns, and their respective past and present attorneys, accountants, insurers, representatives, affiliates, partners, subsidiaries, officers, employees, directors, and shareholders, and each of them (collectively, the “Released Parties”), from any and all claims, debts, liabilities, demands, obligations, promises, acts, agreements, costs and expenses (including, but not limited to, attorneys’ fees), damages, injuries, actions and causes of action, of whatever kind or nature, whether legal or equitable, known or unknown, suspected or unsuspected, contingent or fixed, which Borrower now owns or holds or has at any time heretofore owned or held or may at any time hereafter own or hold against the Released Parties, or any of them, by reason of any acts, facts, transactions or any circumstances whatsoever occurring or existing through the date of this Agreement, including, but not limited to, those based upon, arising out of, appertaining to, or in connection with the Recitals above, the Loan, the Loan Documents, the facts pertaining to this Agreement, any collateral heretofore granted to Lender or granted in connection herewith, or to any other obligations of Borrower to Lender.

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13. Miscellaneous.

a. Section headings used in this Agreement are for convenience only and shall not affect the construction of this Agreement.

b. This Agreement may be executed in one or more counterparts but all of the counterparts shall constitute one agreement; provided, however, this Agreement shall not be effective and enforceable unless and until it is executed by all parties hereto.

c. This Agreement and the other documents and instruments executed in connection therewith constitute the product of the negotiation of the parties hereto and the enforcement hereof shall be interpreted in a neutral manner, and not more strongly for or against any party based upon the source of the draftsmanship hereof.

d. This Agreement shall be binding upon and inure to the benefit of Lender, Borrower, and their respective successors and assigns, except that Borrower shall not assign its rights hereunder or any interest therein without the prior written consent of Lender.

e. This Agreement is not a novation, nor, except as expressly provided in this Agreement, is it to be construed as a release or modification of any of the terms, conditions, warranties, waivers or rights set forth in the Loan Documents. Nothing contained in this Agreement shall be deemed to constitute a waiver by Lender of any required performance by Borrower of any Event of Default or default heretofore or hereafter occurring under or in connection with the other Loan Documents. In the event there is a conflict in any term, condition or provision of this Agreement, on the one hand, and the Loan Agreement, or any of the other Loan Documents, on the other hand, the terms, conditions and provisions of this Agreement are to control.

[Signature Page Follows]

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IN WITNESS WHEREOF, Borrower and Lender have executed and delivered this Agreement as of the date set forth above.

BORROWER:

IRON BRIDGE MORTGAGE FUND, LLC

an Oregon limited liability company

By:	Iron Bridge Management Group, LLC,
an Oregon limited liability company
Its:	Manager

By:	/s/ Gerard Stascausky
Name:	Gerard Stascausky
Its:	Managing Member

By:	/s/ Sarah Stascausky
Name:	Sarah Stascausky
Its:	Managing Member

LENDER:

UMPQUA BANK, an Oregon state-chartered bank

By:	/s/ Ken Vogt
Name:	Ken Vogt
Its:	Senior Vice President

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EXHIBIT “A”

Schedule 6.5

Financial Statements and Reports

6.5.1 As soon as practicable and in any event within five (5) Business Days after Borrower knows of the commencement of any legal action against it, except actions seeking money judgment that are fully insured or bonded, a report of the commencement of such action containing a statement signed by an authorized representative of Borrower setting forth details of such legal action and any action Borrower proposes to take with respect thereto;

6.5.2 Within five (5) Business Days after the occurrence of any Event of Default or event which, with the giving of notice or lapse of time, or both, would constitute an Event of Default, a report regarding such Event of Default or event setting forth details and describing any action which Borrower proposes to take with respect thereto, signed by the general partner of Borrower;

6.5.3 Any change in name of Borrower or use of any trade names or trade styles;

6.5.4 Borrower shall provide to Lender, no later than thirty (30) days following the end of each calendar month, commencing with the calendar month ending on April 30, 2021, complete and accurate interim Financial Statements representing the financial condition of Borrower as of the end of the immediately preceding calendar month, including balance sheets, income statements, and such other supplemental reports and schedules as Lender shall require, in its sole and absolute discretion. All such interim Financial Statements may be prepared by Borrower and shall contain a certification signed by any individual providing a Financial Statement or by one or more authorized representatives of any corporation, partnership, limited liability company or other entity providing a Financial Statement, certifying to the completeness and accuracy of all information, without exception. All such interim Financial Statements shall be prepared and presented in accordance with GAAP, consistently applied, or in such other form and content as Lender may permit, in its sole and absolute discretion;

6.5.5 Borrower shall provide to Lender, by no later than one hundred twenty (120) days following the end of each calendar year, commencing with the calendar year ending on December 31, 2020, complete and accurate annual Financial Statements representing the financial condition of Borrower as of the end of the immediately preceding calendar year, including balance sheets, income statements, sources and uses of funds, and such other supplemental reports and schedules as Lender shall require, in its sole and absolute discretion. All such Financial Statements shall be prepared by an independent certified public accountant acceptable to Lender, and such Financial Statements shall be audited. Such Financial Statements shall contain a certification signed by any individual providing a Financial Statement or by one or more authorized representatives of any corporation, partnership, limited liability company or other entity providing a Financial Statement, certifying to the completeness and accuracy of all information, without exception. All such Financial Statements shall be prepared and presented in accordance with GAAP, consistently applied, or in such other form and content as Lender may permit, in its sole and absolute discretion;

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6.5.6 [Reserved].

6.5.7 [Reserved].

6.5.8 As soon as available, and in any event no later than fifteen (15) days following the end of each calendar month, Borrower shall deliver to Lender a monthly Borrowing Base Certificate and monthly portfolio loan tape covering all Collateral Loans, which Borrowing Base Certificate shall be duly certified by the authorized representative of Borrower as to the completeness and accuracy of all information contained therein, without exception, and Borrowing Base Certificate and loan tape shall be accompanied by any and all other supporting documentation requested by Lender in its reasonable discretion, including without limitation, (a) the name and address of the Collateral Loan Obligors, and the loan number; (b) the principal amount of all advances, and all accrued and unpaid interest, on each Collateral Loan, and the date last paid and next due date, (c) any assertion by any Collateral Loan Obligator of a right of rescission, set-off, counterclaim or defense as to any Collateral Loan, (d) upon Borrower's knowledge, any mechanic's liens filed against any Underlying Collateral securing any Collateral Loan, and (e) the existence of any other breach or default by Collateral Loan Obligors under the Collateral Loan Documents and, if so, any actions taken by Borrower to enforce the Collateral Loan Documents;

6.5.9 Promptly upon receipt thereof, one (1) copy of any report submitted to Borrower by independent accountants engaged in connection with any annual, interim or special audit made by them of the books of Borrower;

6.5.10 As soon as available, and in any event no later than fifteen (15) days following the end of each calendar month, Borrower shall deliver to Lender a monthly report on any new Subordinated Noteholders, or any Subordinate Noteholder redemptions, in form and content satisfactory to Lender, and shall deliver to Lender copies of the Subordinated Loan Documents (as defined in the Subordination Agreement) for such new Subordinated Noteholder(s), along with the requisite joinder to the Subordination Agreement fully executed by such Subordinated Noteholder;

6.5.11 Within five (5) Business Days after (i) any contact from any Governmental Agency concerning any environmental protection Laws, including any notice of any proceeding or inquiry with respect to the presence of any hazardous materials on the Underlying Collateral or any Loan Collateral or the migration thereof from or to other property, (ii) any and all claims made or threatened by any third party against or relating to said property concerning any loss or injury resulting from hazardous materials, or (iii) Borrower’s discovery of any occurrence or condition on any property adjoining or in the vicinity of said property that could cause said property, or any part thereof, to be subject to any restrictions on the ownership, occupancy, transferability, or loss of the property under any Law, Borrower shall deliver to Lender a report regarding such contact and setting forth in detail and describing any action which Borrower proposes to take with respect thereto, signed by an officer of Borrower;

6.5.12 Within ten (10) Business Days following Lender’s written request, Borrower will also deliver to Lender such additional financial statements and information (financial or otherwise) regarding Borrower as Lender may reasonably request from time to time. Such information must be dated no earlier than ninety (90) days prior to date provide; and

6.5.13 As soon as available, and in any event no later than thirty (30) days following the end of each calendar quarter, commencing with the calendar quarter ending on June 30, 2022 Borrower shall provide to Lender a compliance certificate as set forth in the form attached hereto as Exhibit “I” certifying compliance with the financial covenants set forth in Schedule 6.18 of this Agreement.

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EXHIBIT “B”

EXHIBIT “I”

[continued on following page]

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This Compliance Certificate (this “Certificate”) is being delivered in connection with that certain Business Loan and Security Agreement (Revolving Line of Credit) dated May 7, 2021 (as amended and modified from time to time, the “Agreement”), executed by and between IRON BRIDGE MORTGAGE FUND, LLC, an Oregon limited liability company (“Borrower”), on the one hand, and UMPQUA BANK, an Oregon state-chartered bank (“Lender”), on the other hand. Capitalized terms used in this Certificate shall, unless otherwise indicated herein, have the meanings set forth in the Agreement. On behalf of Borrower, the undersigned certifies to Lender as of the last day of the reporting period indicated above that: (a) no Event of Default has occurred and is continuing; (b) all representations and warranties of Borrower contained in the Agreement and in the other Loan Documents are true and correct in all material respects; and (c) the information set forth above and all documents provided to Lender to substantiate the same are true, correct and complete.

BORROWER:

IRON BRIDGE MORTGAGE FUND, LLC

an Oregon limited liability company

By:	Iron Bridge Management Group, LLC,
an Oregon limited liability company

Its:	Manager

By:
Name:	Gerard Stascausky
Its:	Managing Member

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